Exhibit 99.1

IRIDEX Corporation

2011 Senior Staff Bonus Plan Summary

Objective:

To provide cash incentive bonus payouts to eligible employees based upon Company and individual performance in exceeding Revenue performance and Operating Income performance to Plan.

Eligibility:

Company Director-level, VP and Corporate Officers, in good standing, are eligible to participate in the 2011 Bonus Plan.

Creation of Bonus Payout Pool:

The 2011 Bonus Plan is triggered when the Company achieves Plan Revenue AND Plan Operating Income. If the Company achieves only one of the thresholds it is up to the discretion of the Compensation Committee to determined whether the 2011 Bonus Plan has been triggered.

Once triggered, when the Company’s annual revenue exceeds the Targeted Revenue and or annual operating income (before the amount of the incentive payout pool) exceeds the Targeted Operating Income, a portion of Operating Income will be allocated to fund the 2011 Bonus Plan. Revenue performance to target is weighted 60% and Operating Income performance to target is weighted 40%.

Calculation of Individual Payout:

The 2011 Bonus Plan payouts are calculated for each eligible employee based upon individual Objectives agreed to by the Compensation Committee at the beginning of the year and performance graded by the Compensation Committee at the end of the year. The Compensation Committee of the Board of Directors will approve the bonus distributions.

Distributions from Bonus Payout Pool:

2011 Bonus Plan payouts will be paid, following completion of the fiscal year-end audit, through profit sharing payouts by March 15, 2012. It is management’s intention to fully distribute the Bonus payout pool.